Exhibit 4.4

                            CONSULTING SERVICES CONTRACT
                                  WITH T. J. JESKY

      This consulting services agreement ("Consulting Agreement") is made as of this 18th day of December, 2001, by and between T. J. Jesky, 1801 E. Tropicana, Suite 9, Las Vegas, NV 89119, and Barrington Foods International, Inc., 2279 Segundo Ct. Suite 4, Pleasanton, CA 94588;, (referred to herein as the "Company"), with T. J. Jesky and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten (10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

      WHEREAS, the Company is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "BFII"; and

      WHEREAS, and the Consultant is a principal of a registered filing agent and is in the business of consulting with public companies regarding public filings with the Securities and Exchange Commission ("SEC") and assisting companies in the organization and preparation of diligence material relating to drafting of SEC filings; and

      WHEREAS, the Company wishes to retain T. J. Jesky as a non-exclusive corporate consultant; and

      IT IS, THEREFORE agreed that:

1. Services. The Company shall retain T. J. Jesky to provide general corporate consulting services which may include, but not be limited to: assistance in the preparation, organization and drafting of corporate and financial due diligence materials, assistance with corresponding with the Company's accountants, auditors and legal counsel, and assistance with general filings in accordance with the Rules and Regulations of the Securities and Exchange Commission. The filings to be worked on by the Consultant may include, but not be limited to filings such as Form 10Q-SB, Form 8K, Form 10K-SB, Proxy Material, Form S-8, etc. The Consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

      The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof until the end of the fiscal year 2002 (the "Term"). This includes the completion of the annual report for 2002.


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3.  Compensation.  As compensation for entering into this Consulting
Agreement and for services rendered over the Term, the Issuer agrees to issue to Jesky and Jesky agrees to accept from Issuer, as compensation for the Consulting Services, two hundred ten thousand (210,000) shares of the Company's common stock, par value $.001 per share. The Company hereby agrees to register the shares of common stock underlying the above referenced common stock on a Form S-8 registration statement.

4. Arbitration. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5.  Miscellaneous.

           5.1  Assignment. This Agreement is not transferable or assignable.

           5.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

          5.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

          5.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

          5.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

         5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.


December 18, 2001

                           BARRINGTON FOODS INTERNATIONAL, INC.

                           By:  /s/  Rendall Williams
                           ---------------------------
                                Rendall Williams, CEO

  AGREED AND ACCEPTED

  By: /s/ T. J. Jesky
  --------------------
  T. J. Jesky
  1801 E. Tropicana, Suite 9
  Las Vegas, NV  89119


210,000 Shares. Number of Shares to be issued to T. J. Jesky pursuant to this agreement.


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